For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, President & Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration IS ADDED TO THE RUSSELL 2000 INDEX

HOUSTON, June 26, 2017 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar”) announced today that it has become a member of The Russell 2000® Index, which was reconstituted effective at market close on Friday, June 23rd.  In order to maintain indexes that are representative of global equity markets, Russell annually rebalances the entire Russell family of indexes.

All Russell US Indexes are subsets of the Russell 3000® Index, which includes the large cap Russell 1000® Index and small cap Russell 2000® Index.  Russell is a source for index data and a default reference for investors all around the world and are widely used by investment managers and institutional investors as benchmarks for both passive and active investment strategies.  The Russell US Indexes are designed as the building blocks of a broad range of financial products, such as index tracking funds, derivatives and Exchange Traded Funds (ETFs), as well as being performance benchmarks.

For more information about the Russell US Indexes, please visit http://www.ftse.com/products/indices/russell-us

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

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